Exhibit 8
Dr. Reddy’s Laboratories Limited
Subsidiary companies
As of March 31, 2011

	Country of	Percentage of Direct/
Name of Subsidiary	Incorporation	Indirect Ownership Interest
DRL Investments Limited	India	100%
Reddy Pharmaceuticals Hong Kong Limited	Hong Kong	100%
OOO JV Reddy Biomed Limited	Russia	100%
Reddy Antilles N.V.	Netherlands	100%
Reddy Netherlands B.V.	Netherlands	100	%(1)
Reddy US Therapeutics, Inc.	U.S.A.	100	%(1)
Dr. Reddy’s Laboratories, Inc.	U.S.A.	100	%(10)
Dr. Reddy’s Farmaceutica do Brasil Ltda	Brazil	100%
Cheminor Investments Limited	India	100%
Aurigene Discovery Technologies Limited	India	100%
Aurigene Discovery Technologies, Inc.	U.S.A.	100	%(3)
Kunshan Rotam Reddy Pharmaceutical Co. Limited	China	51.33	%(4)
Dr. Reddy’s Laboratories (EU) Limited	United Kingdom	100	%(10)
Dr. Reddy’s Laboratories (U.K.) Limited	United Kingdom	100	%(5)
Dr. Reddy’s Laboratories (Proprietary) Limited	South Africa	100	%(12)
Reddy Cheminor S.A.	France	100	%(2)
OOO Dr. Reddy’s Laboratories Limited	Russia	100%
Dr. Reddy’s Bio-sciences Limited	India	100%
Promius Pharma LLC (formerly Reddy Pharmaceuticals, LLC)	U.S.A.	100	%(6)
Trigenesis Therapeutics, Inc.	U.S.A.	100%
Industrias Quimicas Falcon de Mexico, SA de CV	Mexico	100%
Reddy Holding GmbH	Germany	100	%(7)
Lacock Holdings Limited	Cyprus	100%
betapharm Arzneimittel GmbH	Germany	100	%(8)
beta Healthcare Solutions GmbH	Germany	100	%(8)
beta institut fur sozialmedizinische Forschung und Entwicklung GmbH	Germany	100	%(8)
Reddy Pharma Iberia SA	Spain	100%
Reddy Pharma Italia SPA	Italy	100	%(7)
Dr. Reddy’s Laboratories (Australia) Pty Ltd.	Australia	100%
Dr. Reddy’s Laboratories SA	Switzerland	100%
Eurobridge Consulting B.V.	Netherlands	100	%(1)
OOO DRS LLC	Russia	100	%(9)
Aurigene Discovery Technologies(Malaysia ) Sdn, Bhd	Malaysia	100	%(3)
Dr. Reddy’s New Zealand Limited (formerly Affordable Healthcare Limited)	New Zealand	100	%(10)
Dr. Reddy’s Laboratories Ilac Ticaret Limited	Turkey	100%
Dr. Reddy’s SRL (formerly Jet Generici SRL)	Italy	100	%(11)
Chirotech Technology Limited	United Kingdom	100	%(5)
Dr. Reddy’s Laboratories Louisiana LLC	U.S.A.	100	%(6)
Dr. Reddy’s Pharma SEZ Limited	India	100%
Dr. Reddy’s Laboratories International SA	Switzerland	100	%(8)
Idea2Enterprises (India) Pvt. Limited	India	100%
Dr. Reddy’s Laboratories Romania SRL	Romania	100	%(10)
I-Ven Pharma Capital Limited	India	100	%(13)
Dr. Reddy’s Venezuela, C.A	Venezula	100	%(13)
Dr. Reddy’s Laboratories Tennessee, LLC	U.S.A	100	%(6)

(1)	Indirectly owned through Reddy Antilles N.V.

(2)	Subsidiary under liquidation.

(3)	Indirectly owned through Aurigene Discovery Technologies Limited.

(4)
Kunshan Rotam Reddy Pharmaceutical Co. Limited is a subsidiary as we hold a 51.33% stake; however, we account for this investment by the equity method and do not consolidate it in our financial statements.

(5)	Indirectly owned through Dr. Reddy’s Laboratories (EU) Limited.

(6)	Indirectly owned through Dr. Reddy’s Laboratories, Inc.

(7)	Indirectly owned through Lacock Holdings Limited.

(8)	Indirectly owned through Reddy Holding GmbH.

(9)	Indirectly owned through Eurobridge Consulting B.V.

(10)	Indirectly owned through Dr. Reddy’s Laboratories SA.

(11)	Indirectly owned through Reddy Pharma Italia SPA

(12)	We acquired the 40% non-controlling interest in August 2010.

(13)	Indirectly owned through DRL Investments Limited
Macred India Private Limited, India was our wholly owned subsidiary until July 19, 2010, at which time we sold an 80% controlling interest in the entity and retained a 20% non-controlling interest.